As Filed with Securities and Exchange Commission on September 21, 2023

Registration No. 333-274563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO.1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGITAL BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	5699	46-1942864
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1400 Lavaca Street
Austin, TX 78701
(209) 651-0172

(Address and telephone number of registrant’s principal executive offices)

John Hilburn Davis IV
President and Chief Executive Officer
1400 Lavaca Street
Austin, TX 78701
(209) 651-0172

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Poletti, Esq.
Veronica Lah, Esq.
Manatt, Phelps & Phillips, LLP
695 Town Center Drive, 14th Floor
Costa Mesa, CA 92626
Tel: (714) 312-7500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Digital Brands Group, Inc. (the “Company”) is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-274563) for the sole purpose of updating the Selling Stockholders section of the Registration Statement. Accordingly, this Amendment No. 1 consists solely of this facing page, this explanatory note, the Selling Stockholder Section of the Registration Statement, and the signature page to the Registration Statement. This Amendment No.1 does not modify any other part of the Registration Statement other than updating the Selling Stockholder section as set forth below. The contents of the Registration Statements are hereby incorporated by reference.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Prospectus Summary – The Offering” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of September 14, 2023, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “Prospectus Summary – The Offering” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below reflects the 1:25 reverse stock split that was effected on August 22, 2023 and each fractional share resulting from such reverse stock split held by a selling stockholder was rounded up to the next whole share pursuant to the warrant agreements.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock Beneficially Owned to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned After the Maximum Offered Shares are Sold		%
Armistice Capital, LLC (1)	1,633,423	(2)	1,541,625	(2)	91,798	(2)	-	(3)
Noam Rubinstein(4)	15,066		12,140		2,926		*
Michael Vasinkevich(4)	30,669		24,714		5,955		*
Charles Worthman(4)	480		386		94		*
Craig Schwabe(4)	1,616		1,301		315		*

*            Less than one percent.

(1)	The securities reported herein are held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2)	As of the date hereof, the Selling Stockholder holds (i) 32,000 shares of our common stock, (ii) Pre-Funded Warrants to acquire 481,875 shares of our common stock, (iii) Series A Warrants to acquire 513,875 shares of our common stock, (iv) Series B Warrants to acquire 513,875 shares of our common stock, and (v) additional warrants to acquire up to 91,798 shares of our common stock. Under the terms of the Registration Rights Agreement between the Company and the Selling Stockholder, we are obligated to file this registration statement registering all of the shares of our common stock held by the Selling Stockholder and shares of our common stock underlying the aforementioned Pre-Funded Warrants, Series A Warrants and Series B Warrants. Under the terms of the Pre-Funded Warrants, we may not effect any exercise of the Pre-Funded Warrants, and the Selling Stockholder shall not have the right to exercise any portion of such Pre-Funded Warrants, to the extent that after giving effect to such issuance the Selling Stockholder would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the Pre-Funded Warrants. Under the terms of the Series A and Series B Warrants, the Beneficial Ownership Limitation is 4.99%.

(3)	Assuming all shares offered by the Armistice Capital hereby are sold and that Armistice Capital buys or sells no additional shares of common stock prior to the completion of this offering, Armistice Capital still holds additional warrants to acquire up to 91,798 shares of our common stock, which are all subject to the beneficial ownership limitation of 4.99%.

(4)	The Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, and has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares being registered hereby for resale consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the Private Placement closed on September 5, 2023. The Selling Stockholder purchased the placement agent warrants in the ordinary course of business and, at the time of purchase of the securities that are registered for resale, the Selling Stockholders had no agreements or understanding, directly or indirectly, with any person to distribute such securities.

Each time a selling stockholder sells any shares of common stock offered by this prospectus, it is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the selling stockholder and the terms of the shares of common stock being offered in the manner required by the Securities Act.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the selling stockholder offers or sells shares of common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus or a prospectus supplement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, on September 21, 2023.

DIGITAL BRANDS GROUP, INC.

By:	/s/ John Hilburn Davis IV
John Hilburn Davis IV
Director, President and Chief Executive Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE

/s/ John Hilburn Davis IV	Director, President and Chief Executive Officer	September 21, 2023
John Hilburn Davis IV

*	Chief Financial Officer (Principal financial and accounting officer)	September 21, 2023
Reid Yeoman

*	Director	September 21, 2023
Mark T. Lynn

*	Director	September 21, 2023
Trevor Pettennude

*	Director	September 21, 2023
Jameeka Aaron Green

*	Director	September 21, 2023
Huong “Lucy” Doan

* Pursuant to Power of Attorney

By:	/s/ John Hilburn Davis IV
John Hilburn Davis IV
Attorney-in-fact